BofI Holding, Inc. Announces Record Net Income for Fiscal 2017, up 13.0%
Net Income for the Fourth Quarter of Fiscal 2017 up 9.5%

SAN DIEGO, CA – (BUSINESS WIRE) – July 27, 2017 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced unaudited financial results for the fourth fiscal quarter ended June 30, 2017. Net income was $32.5 million, an increase of 9.5% over net income of $29.7 million for the quarter ended June 30, 2016. Earnings attributable to BofI’s common stockholders were $32.5 million or $0.50 per diluted share for the fourth quarter of fiscal 2017, an increase of 9.5% from $29.7 million or $0.46 per diluted share for the fourth quarter ended June 30, 2016.
Adjusted earnings, a non-GAAP measure, which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 8.2% to $32.1 million for the quarter ended June 30, 2017 compared to $29.7 million for the quarter ended June 30, 2016.

Fourth Quarter Fiscal 2017 Financial Summary:

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2017	2016	% Change
Net interest income	$78,527	$69,155	13.6%
Non-interest income	$13,533	$17,015	(20.5)%
Net income	$32,548	$29,727	9.5%
Adjusted earnings[1]	$32,096	$29,677	8.2%
Net income attributable to common stockholders	$32,471	$29,650	9.5%
Diluted EPS	$0.50	$0.46	8.7%

1 See “Use of Non-GAAP Financial Measures”

For the fiscal year ended June 30, 2017, net income was a record $134.7 million, an increase of 13.0% over net income of $119.3 million for the twelve months ended June 30, 2016. Earnings attributable to BofI’s common stockholders were $134.4 million or $2.07 per diluted share for the twelve months ended June 30, 2017, an increase of 13.0% from $119.0 million or $1.85 per diluted share for the twelve months ended June 30, 2016. Record earnings for the fiscal year ended June 30, 2017 were primarily the result of growth in both the Bank’s loan and lease portfolio and its fee income businesses.

“We finished fiscal 2017 with strong loan production across our consumer and commercial lending businesses,” stated Greg Garrabrants, President and Chief Executive Officer of BofI. “Ending loan balances increased 20% annualized, with solid growth in jumbo single family mortgage, multifamily, commercial real estate and C&I lending. Continued growth in net interest income and prudent capital management helped us achieve 17.78% ROE and 21% growth in tangible book value per share for the full year.”

“Year-over-year our net interest margin expanded by 8 basis points in the fourth quarter to 3.80% compared to 3.72% a year ago,” said Andy Micheletti, Executive Vice President and Chief Financial Officer of BofI. “Excluding the impact from excess liquidity investments related to H&R Block products, our adjusted net interest margin was 3.89%, in line with our full year target of 3.8% to 4.0%. Credit quality remains strong, as evidenced by only 35 basis points of non-performing assets to total assets at June 30, 2017. In addition to the low level of non-performing assets, the provision for loan losses was lower this quarter because $1.5 million in general loan loss allowance associated with Refund Advance loans was not required for losses and was reapplied to other loans.”
Other Highlights:

•	Total assets reached $8,501.7 million, up $902.4 million or 11.9% compared to June 30, 2016

•	Loan and lease portfolio grew by $1,019.8 million or 16.0% compared to June 30, 2016

•	Loan and lease originations for investment for the three months ended June 30, 2017 were $1,141.7 million, up 9.3%, or 37.2% annualized, compared to the quarter ended March 31, 2017

•	Deposits grew by $855.5 million or 14.2% compared to June 30, 2016

•	Asset quality remains strong with total non-performing assets of 0.35% of total assets and non-performing loans and leases equal to 0.38% of total loans at June 30, 2017

•	Net interest margin was 3.80%, excluding average balances associated with short-term H&R Block products, the net interest margin was 3.89%

•	Tangible book value increased to $12.94 per share, up 21.3% compared to June 30, 2016
Fourth Quarter Fiscal 2017 Income Statement Summary
During the quarter ended June 30, 2017, BofI earned $32.5 million or $0.50 per diluted share compared to $29.7 million, or $0.46 per diluted share for the quarter ended June 30, 2016. Net interest income increased $9.4 million or 13.6% for the quarter ended June 30, 2017 compared to June 30, 2016, due to the $843.5 million growth in average-earning assets.
The loan and lease loss provision was $0.2 million for the quarter ended June 30, 2017 compared to $1.9 million for the quarter ended June 30, 2016. The decrease was primarily due to better than expected collections of $1.5 million for Refund Advances and a change in the loan and lease mix during the quarter ended June 30, 2017.
For the fourth quarter ended June 30, 2017, non-interest income was $13.5 million compared to $17.0 million for the three months ended June 30, 2016. The decrease year over year was the result of a decrease in gain on sale – other of $4.8 million, due to decreased sales of structured settlements and lottery receivables, partially offset by an increase in realized gain on sales of mortgage-backed securities of $0.5 million and an increase in banking service fees and other income of $0.3 million.
Non-interest expense or operating costs increased $3.0 million to $36.0 million for the quarter ended June 30, 2017 from $33.0 million for the three months ended June 30, 2016. The increase was mainly a result of an increase in compensation expense of $2.3 million related to staffing added since June 30, 2016, an increase in data processing and internet expense of $1.0 million. The increases in staffing and data processing and internet expense were incurred to support the growth of the Bank’s operations.
Full Year Fiscal 2017 Highlights

•	Net income reached a record $134.7 million, an increase of 13.0% compared to the fiscal year ended June 30, 2016

•	Loan and lease originations and purchases for investment for the fiscal year ended June 30, 2017 were $4,459.6 million up 18.2% compared to the year ended June 30, 2016

•	Net interest margin increased to 3.95% for the fiscal year ended June 30, 2017 from 3.91% for the fiscal year ended June 30, 2016

•	Return on average assets remained strong at 1.68% for the fiscal year ended June 30, 2017

•	BofI was named the top performing large thrift in the U.S. for a fifth consecutive year by SNL Financial/S&P Global Market Intelligence

Balance Sheet Summary
BofI’s total assets increased $902.4 million, or 11.9%, to $8,501.7 million, as of June 30, 2017, up from $7,599.3 million at June 30, 2016. The loan and lease portfolio increased $1,019.8 million on a net basis, primarily from portfolio loan and lease originations and purchases of $4,459.6 million less principal repayments and other adjustments of $3,439.8 million. Investment securities decreased $199.4 million primarily due to repays and sales partially offset by purchases. Total liabilities increased by $751.7 million, or 10.9%, to $7,667.4 million at June 30, 2017, up from $6,915.7 million at June 30, 2016. The increase in total liabilities resulted primarily from growth in deposits of $855.5 million. Stockholders’ equity increased by $150.7 million, or 22.0%, to $834.2 million at June 30, 2017 from $683.6 million at June 30, 2016. The increase was primarily the result of $134.7 million in net income and $8.4 million of vesting and issuance of RSUs and stock-based compensation expense, $7.8 million unrealized gain in other comprehensive income, net of tax.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 9.60% at June 30, 2017.
Conference Call
A conference call and webcast will be held on Thursday, July 27, 2017 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available until Sunday, August 27, 2017, at BofI’s website and telephonically by dialing toll-free number 877-660-6853, passcode 13665390.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BOFI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $8.5 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, and the KBW Nasdaq Financial Technology Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings. Adjusted earnings, previously labeled as “core earnings,” exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI’s core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to adjusted earnings:

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Dollars in thousands)	2017	2016	2017	2016
Net income	$32,548	$29,727	$134,740	$119,291
Realized securities losses (gains)	(996)	(508)	(3,920)	(1,427)
Unrealized securities losses (gains)	220	421	1,222	813
Tax (provision) benefit	324	37	1,136	257
Adjusted earnings	$32,096	$29,677	$133,178	$118,934

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation filed against the Company, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofi.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

(Dollars in thousands)	June 30, 2017	June 30, 2016	June 30, 2015
Selected Balance Sheet Data:
Total assets	$8,501,680	$7,599,304	$5,823,719
Loans and leases—net of allowance for loan and lease losses	7,374,493	6,354,679	4,928,618
Loans held for sale, at fair value	18,738	20,871	25,430
Loans held for sale, lower of cost or fair value	6,669	33,530	77,891
Allowance for loan and lease losses	40,832	35,826	28,327
Securities—trading	8,327	7,584	7,832
Securities—available-for-sale	264,470	265,447	163,361
Securities—held-to-maturity	—	199,174	225,555
Total deposits	6,899,507	6,044,051	4,451,917
Securities sold under agreements to repurchase	20,000	35,000	35,000
Advances from the FHLB	640,000	727,000	753,000
Subordinated notes and debentures and other	54,463	56,016	5,155
Total stockholders’ equity	834,247	683,590	533,526

Capital Ratios:
Equity to assets at end of period	9.81%	8.99%	9.16%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	9.95%	9.12%	9.59%
Common equity tier 1 capital (to risk-weighted assets)	14.66%	14.42%	14.98%
Tier 1 capital (to risk-weighted assets)	14.75%	14.53%	15.12%
Total capital (to risk-weighted assets)	16.38%	16.36%	15.91%
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.60%	8.78%	9.25%
Common equity tier 1 capital (to risk-weighted assets)	14.25%	14.00%	14.58%
Tier 1 capital (to risk-weighted assets)	14.25%	14.00%	14.58%
Total capital (to risk-weighted assets)	14.97%	14.75%	15.38%

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Fiscal year ending
	June 30,		June 30,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
Selected Income Statement Data:
Interest and dividend income	$98,543	$86,261	$387,286	$317,707
Interest expense	20,016	17,106	74,059	56,696
Net interest income	78,527	69,155	313,227	261,011
Provision for loan losses	200	1,900	11,061	9,700
Net interest income after provision for loan losses	78,327	67,255	302,166	251,311
Non-interest income	13,533	17,015	68,132	66,340
Non-interest expense	35,980	32,985	137,605	112,756
Income before income tax expense	55,880	51,285	232,693	204,895
Income tax expense	23,332	21,558	97,953	85,604
Net income	$32,548	$29,727	$134,740	$119,291
Net income attributable to common stock	$32,471	$29,650	$134,431	$118,982

Per Share Data:
Net income:
Basic	$0.50	$0.46	$2.07	$1.85
Diluted	$0.50	$0.46	$2.07	$1.85
Book value per common share	$13.05	$10.73	$13.05	$10.73
Tangible book value per common share	$12.94	$10.67	$12.94	$10.67

Weighted average number of shares outstanding:
Basic	64,970,915	64,474,329	64,850,114	64,265,207
Diluted	64,970,915	64,474,864	64,850,114	64,271,052
Common shares outstanding at end of period	63,536,244	63,219,392	63,536,244	63,219,392
Common shares issued at end of period	65,115,932	64,513,494	65,115,932	64,513,494

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,141,710	$960,334	$4,182,701	$3,633,911
Loan originations for sale	$291,056	$207,696	$1,375,443	$1,363,025
Loan and lease purchases	$—	$—	$276,917	$140,493
Return on average assets	1.55%	1.57%	1.68%	1.75%
Return on average common stockholders’ equity	15.89%	17.91%	17.78%	19.43%
Interest rate spread[1]	3.55%	3.52%	3.74%	3.70%
Net interest margin[2]	3.80%	3.72%	3.95%	3.91%
Efficiency ratio	39.08%	38.28%	36.08%	34.44%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.20%	0.02%	0.06%	(0.01)%
Non-performing loans and leases to total loans and leases	0.38%	0.50%	0.38%	0.50%
Non-performing assets to total assets	0.35%	0.42%	0.35%	0.42%
Allowance for loan and lease losses to total loans and leases at end of period	0.55%	0.56%	0.55%	0.56%
Allowance for loan and lease losses to non-performing loans and leases	143.81%	112.45%	143.81%	112.45%
_________________________

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets